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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CORNELL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by Cornell Companies, Inc. Pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934
Subject Company: Cornell Companies, Inc. Commission File No.: 1-14472

PLEASE VOTE THE ENCLOSED PROXY CARD TODAY
"FOR" THE MERGER WITH VERITAS CAPITAL

December 21, 2006

Dear Fellow Shareholder,

        Accompanying this letter, you will find proxy materials asking for your vote in favor of the merger of Cornell Companies, Inc. with a wholly-owned subsidiary of Veritas Capital Fund III, L.P. Your Board of Directors unanimously concluded that Veritas' $18.25 per share all-cash offer is in the best interest of all Cornell shareholders, and we urge all shareholders to vote "FOR" the merger with Veritas.

Process

        As you will see in the enclosed proxy materials, over a period of 14 months, the Board of Directors engaged in a thorough and comprehensive evaluation of the strategic alternatives available to Cornell with the aim of maximizing shareholder value. Among the alternatives considered were:

  •
  Remaining a stand-alone, independent public company,

  •
  Repurchasing common stock,

  •
  Divesting selected assets,

  •
  Pursuing potential acquisitions,

  •
  Performing a leveraged recapitalization, and

  •
  Selling the company (to strategic and financial buyers).

        The evaluation process was conducted with independent legal and financial advisors, who worked with a special committee of the Board of Directors, as well as with the Board of Directors at large. As a result of its rigorous and extensive review process, the Board of Directors unanimously concluded that the price offered by Veritas was in the best interest of Cornell's shareholders and approved the merger agreement.

        The sale process we conducted was broad and inclusive, and involved 47 potential strategic and financial buyers. We permitted each participant in this process reasonable opportunity to prepare and submit their bids, and we gave due consideration to all offers, including those that did not meet the technical requirements of the process. Based upon this evaluation, the Board of Directors reached its unanimous decision to approve the transaction with Veritas.

Valuation

        Veritas' offer of $18.25 per share represents in excess of 8 times Cornell's projected 2006 EBITDA, which is consistent with the EBITDA multiple range suggested by precedent industry transactions, and in excess of 9 times Cornell's projected 2006 EBITDA when our Municipal Corrections Finance debt is treated on an off-balance sheet basis. In addition, Veritas' offer represents a 30.5% premium to Cornell's "unaffected" price on May 22, 2006. (The "unaffected" price represents the price one day prior to the publication of an article in a transactional trade publication that reported Cornell was for sale.)

        In evaluating Veritas' offer, the Board of Directors obtained a fairness opinion from its independent financial advisor, Rothschild. In providing its fairness opinion, Rothschild performed a variety of valuation analyses, including those referenced above, which lent support to the Board's decision to accept Veritas' offer. Beyond the financial analyses, both Rothschild (in the preparation of its fairness opinion) and the Board of Directors (in the evaluation of strategic alternatives) also considered financial and operating characteristics related to Cornell and to the industry as a whole. Cornell's Board of Directors unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

WE URGE YOU TO VOTE "FOR" THE TRANSACTION.

        Your vote is extremely important. Please take a moment to vote the enclosed proxy card today "FOR" the Veritas merger. Your proxy can be voted by mail, telephone or Internet—simply follow the enclosed instructions. Remember, a failure to vote has the same effect as a vote against the merger proposal.

        If you have any questions or need assistance in voting your shares, please call our proxy solicitor MacKenzie Partners, Inc. toll-free at 800-322-2885.

        We appreciate your prompt attention to this important vote and encourage you to read the enclosed proxy statement, which contains important information about the transaction. Be sure your shares are represented and counted in favor of the transaction.

On Behalf of the Board of Directors,

James E. Hyman
Chairman and Chief Executive Officer

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PLEASE VOTE THE ENCLOSED PROXY CARD TODAY "FOR" THE MERGER WITH VERITAS CAPITAL
WE URGE YOU TO VOTE "FOR" THE TRANSACTION.